Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Six Months Ended June 30, 2013

Houston, Texas— August 15, 2013-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and six months ended June 30, 2013.

William C. Rankin, GeoMet’s President and Chief Executive Officer, commented, “On June 14, the Company closed the sale of all of its coalbed methane assets in the state of Alabama resulting in proceeds of approximately $62 million. The proceeds were used to reduce bank indebtedness by $57 million and $5 million was earmarked for transaction related costs.  As a result, the deficiency under the Company’s credit agreement was eliminated; however, the maturity date of April 1, 2014 is unchanged. In connection with the sale, the Company recorded a gain of $37.1 million during the quarter,” Mr. Rankin further stated, “Natural gas prices have continued to recover over the last year and therefore the company was not required to further impair its gas properties during the current quarter.” Lastly, Mr. Rankin stated “The combination of the sale, the elimination of the borrowing deficiency and the recovery of natural gas prices allows the Company, with the assistance and advice of FBR Capital Markets, to continue to evaluate its strategic alternatives.”

Second Quarter 2013 Financial and Operating Results

For the quarter ended June 30, 2013, GeoMet reported net income of $42.4 million. Included in net income was a $37.1 million non-recurring gain on the sale of our Alabama properties and a $4.1 million gain on natural gas derivatives. For the quarter ended June 30, 2012, GeoMet reported a net loss of $53.9 million. Included in the net loss was a $42.3 million impairment to the Company’s gas properties and a $4.9 million loss on natural gas derivatives.

For the quarter ended June 30, 2013, GeoMet reported net income available to common stockholders of $40.5 million, or $0.51 per fully diluted share. Included in net income available to common stockholders for the quarter ended June 30, 2013 were non-cash charges of $0.5 million for accretion of preferred stock and $1.4 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended June 30, 2012, GeoMet reported a net loss available to common stockholders of $55.0 million, or $1.37 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended June 30, 2012 were non-cash charges of $0.5 million for accretion of preferred stock and $0.6 million for PIK dividends paid on preferred stock.

For the quarter ended June 30, 2013, Adjusted EBITDA decreased to $1.7 million from $3.6 million in the prior year quarter which resulted partially from a decrease in daily production volumes and partially from $1.2 million in realized losses from terminated natural gas swap positions. The positions were terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues for the quarter ended June 30, 2013 were $12.1 million, as compared to $7.8 million for the prior year quarter. The average natural gas price for the quarter ended June 30, 2013 was $4.14 per Mcf as compared to the prior year quarter average of $2.24 per Mcf.

Average net gas sales volumes for the quarter ended June 30, 2013 were 32.0 MMcf per day, a 16% decrease from the same quarter in 2012 which primarily resulted from 11% lower daily production volumes and 5% lower total volume resulting from the sale of our Alabama properties on June 14, 2013.

Six Months Ended June 30, 2013 Financial and Operating Results

For the six months ended June 30, 2013, GeoMet reported net income of $36.6 million. Included in net income was a $37.1 million non-recurring gain on the sale of our Alabama properties offset by a $1.4 million loss on natural gas derivatives. For the six months ended June 30, 2012, GeoMet reported a net loss of $106.9 million. Included in the net loss was a $58.0 million impairment to the Company’s gas properties and a $44.0 million income tax expense related to the valuation allowance recorded against the Company’s entire deferred tax asset, partially offset by a $5.1 million gain on natural gas derivatives.

For the six months ended June 30, 2013, GeoMet reported net income available to common stockholders of $33.1 million, or $0.45 per fully diluted share. Included in net income available to common stockholders for the six months ended June 30, 2013 were non-cash charges of $1.0 million for accretion of preferred stock and $2.4 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the six months ended June 30, 2012, GeoMet reported a net loss available to common stockholders of $109.6 million, or $2.75 per fully diluted share. Included in the net loss available to common stockholders for the six months ended June 30, 2012 were non-cash charges of $0.9 million for accretion of preferred stock and $1.9 million for PIK dividends paid on preferred stock.

For the six months ended June 30, 2013, Adjusted EBITDA decreased to $8.2 million from $10.4 million in the prior year period which resulted partially from a decrease in daily production volumes and partially from $1.2 million in realized losses from terminated natural gas swap positions. The positions were terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues for the six months ended June 30, 2013 were $23.0 million, as compared to $18.0 million for the prior year period. The average natural gas price for the six months ended June 30, 2013 was $3.81 per Mcf as compared to the prior year period average of $2.52 per Mcf.

Average net gas sales volumes for the six months ended June 30, 2013 were 33.2 MMcf per day, a 15% decrease from the same period in 2012 which primarily resulted from 12% lower daily production volumes and 3% lower total volume resulting from the sale of our Alabama properties on June 14, 2013.

Management’s Current Business Plan

Management’s current business plan is to continue to evaluate its strategic alternatives. Additionally, management is seeking to divest properties with limited value and will consider additional asset sale opportunities as they arise. Management also remains focused on maintaining compliance with the Credit Agreement, as amended, maintaining production levels, and keeping costs under control.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are GeoMet’s ability to close the sale of the Alabama properties, the amount of net proceeds GeoMet expects to receive after purchase price adjustments, volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, reductions in the borrowing base under our credit agreement made by our lenders, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and six months ended June 30, 2013 on August 15, 2013 at 10:30 a.m. Central Time. To participate, dial (888) 430-8694 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 8051971. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on August 15, 2013 and will be available through August 31, 2013. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 8051971 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Subsequent to the asset sale, our core area of operations is the Central Appalachian Basin of Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total revenues	$12,091	$7,771	$23,016	$17,990
Operating expenses:
Production costs	6,638	7,157	13,497	14,307
Depreciation, depletion and amortization	1,371	3,290	2,877	6,921
Impairment of gas properties	—	42,256	—	58,035
General, administrative and restructuring	1,426	2,131	2,495	3,433
(Gains) losses on natural gas derivatives	(4,150)	4,892	1,385	(5,125)
Total operating expenses	5,285	59,726	20,254	77,571
Gain on the sale of Properties in Alabama	37,136	—	37,136	—
Operating income (loss)	43,942	(51,955)	39,898	(59,581)
Other income (expense):
Interest expense, net	(1,559)	(1,267)	(3,234)	(2,540)
Other	(7)	—	(36)	(4)
Total other income (expense):	(1,566)	(1,267)	(3,270)	(2,544)
Income (loss) before income taxes from continuing operations	42,376	(53,222)	36,628	(62,125)
Income tax expense	(6)	(6)	(13)	(44,031)
Income (loss) from continuing operations	42,370	(53,228)	36,615	(106,156)
Discontinued operations, net of tax	—	(676)	—	(696)
Net income (loss)	$42,370	$(53,904)	$36,615	$(106,852)
Accretion of Series A Convertible Redeemable Preferred Stock	(533)	(470)	(1,027)	(934)
Dividends on Series A Convertible Redeemable Preferred Stock	(1,368)	(621)	(2,444)	(1,861)
Net income (loss) available to common stockholders	$40,469	$(54,995)	$33,144	$(109,647)

Net income (loss) per common share—basic	$1.00	$(1.37)	$0.82	$(2.75)
Net income (loss) per common share—diluted	$0.51	$(1.37)	$0.45	$(2.75)
Weighted average number of common shares:
Basic	40,477	40,004	40,467	39,883
Diluted	82,683	40,004	82,039	39,883

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$11,533	$7,234
Accounts receivable, net	4,817	6,249
Derivative asset—natural gas contracts	361	3,930
Other current assets	955	1,701
Total current assets	17,666	19,114
Property and equipment—net	44,533	75,125
Deferred income taxes	99	1,126
Total other noncurrent assets	841	961

TOTAL ASSETS	$63,139	$96,326
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt	$77,000	$10,300
Paid in-kind dividend payable on Series A Convertible Redeemable Preferred Stock	1,367	—
Deferred income taxes	99	1,126
Derivative liability—natural gas contracts	—	920
Other current liabilities	10,478	11,426
Total current liabilities	88,944	23,772
Long-term debt	—	129,000
Asset retirement obligations	9,388	13,235
Derivative liability—natural gas contracts	825	1,636
Other long-term accrued liabilities	128	143
TOTAL LIABILITIES	99,285	167,786
Series A Convertible Redeemable Preferred Stock	37,954	35,852
Total stockholders’ deficit	(74,100)	(107,312)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$63,139	$96,326

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	6 Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$6,346	$10,414
Net cash (used in) provided by investing activities (1)	60,258	4,421
Net cash used in financing activities (2)	(62,305)	(9,874)
Effect of exchange rates changes on cash	—	5
Increase in cash and cash equivalents	4,299	4,966
Cash and cash equivalents at beginning of period	7,234	458
Cash and cash equivalents at end of period	$11,533	$5,424

(1)         Net cash provided by investing activities for the six months ended June 30, 2013 primarily consisted of the net proceeds from the sale of Properties in Alabama. Net cash provided by investing activities for the six months ended June 30, 2012 primarily consisted of return of basis in the settlement of natural gas derivative contracts acquired in a November 2011 asset purchase.

(2)         Net cash used in financing activities for the six months ended June 30, 2013 and 2012 primarily consisted of the net repayment of amounts outstanding under the Credit Agreement.

GEOMET, INC.

OPERATING STATISTICS

(in thousands, except per Mcf amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Gas sales	$12,053	$7,712	$22,932	$17,855

Lease operating expenses	$4,123	$4,492	$8,592	$8,933
Compression and transportation expenses	1,868	2,301	3,707	4,540
Production taxes	647	364	1,198	834
Total production expenses	$6,638	$7,157	$13,497	$14,307

Net sales volumes (Consolidated) (MMcf)	2,908	3,448	6,016	7,078
Pond Creek field (Central Appalachian Basin) (MMcf)	1,411	1,459	2,822	2,925
Other Central Appalachian Basin fields (MMcf)	744	996	1,539	2,045
Disposed Alabama properties (MMcf)	753	993	1,655	2,108

Per Mcf data ($/Mcf):
Average natural gas sales price (Consolidated)	$4.14	$2.24	$3.81	$2.52
Pond Creek field (Central Appalachian Basin)	$4.14	$2.26	$3.87	$2.61
Other Central Appalachian Basin fields	$4.18	$2.14	$3.77	$2.38
Disposed Alabama properties	$4.12	$2.29	$3.75	$2.54
Average natural gas sales price realized (Consolidated)(1)(2)	$3.23	$3.78	$3.89	$3.95
Lease operating expenses (Consolidated)	$1.42	$1.29	$1.43	$1.26
Pond Creek field (Central Appalachian Basin)	$1.11	$1.05	$1.15	$1.04
Other Central Appalachian Basin fields	$1.68	$1.41	$1.69	$1.42
Disposed Alabama properties	$1.73	$1.54	$1.65	$1.40
Compression and transportation expenses (Consolidated)	$0.64	$0.67	$0.61	$0.64
Pond Creek field (Central Appalachian Basin)	$0.67	$0.64	$0.62	$0.58
Other Central Appalachian Basin fields	$1.02	$1.14	$1.02	$1.16
Disposed Alabama properties	$0.21	$0.22	$0.23	$0.22
Production taxes (Consolidated)	$0.22	$0.10	$0.20	$0.12
Pond Creek field (Central Appalachian Basin)	$0.22	$0.13	$0.21	$0.15
Other Central Appalachian Basin fields	$0.22	$0.06	$0.18	$0.06
Disposed Alabama properties	$0.22	$0.12	$0.20	$0.13
Total production expenses (Consolidated)	$2.28	$2.06	$2.24	$2.02
Pond Creek field (Central Appalachian Basin)	$2.00	$1.82	$1.98	$1.77
Other Central Appalachian Basin fields	$2.92	$2.61	$2.89	$2.64
Disposed Alabama properties	$2.16	$1.88	$2.08	$1.75
Depletion (Consolidated)	$0.48	$0.92	$0.46	$0.95

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)                  Average natural gas sales prices realized for the three and six months ended June 30, 2013 would have been $3.65/Mcf and $4.09/Mcf when excluding $1.2 million in realized losses on derivative contracts related to natural gas swap positions terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At June 30, 2013, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
Third Quarter of 2013	2,024,000	$3.76
Fourth Quarter of 2013	2,024,000	$3.76
First Quarter of 2014	1,080,000	$3.81
	5,128,000

At June 30, 2013, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$42,370	$(53,904)	$36,615	$(106,852)
Add: Interest expense, net of interest income and amounts capitalized	1,559	1,267	3,234	2,540
(Deduct) Add: Other (income) expense	7	—	35	4
Add: Income tax expense	6	6	13	44,031
Add: Impairment of gas properties	—	42,256	—	58,035
Add: Depreciation, depletion and amortization	1,371	3,290	2,877	6,921
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(6,797)	10,203	1,838	4,979
(Deduct): Gain on the sale of the Alabama properties	(37,136)	—	(37,136)	—
Add: Stock based compensation	60	280	120	393
Add: Accretion expense — asset retirement obligations	296	195	613	392
Adjusted EBITDA	$1,736	$3,593	$8,209	$10,443

The table above reconciles Adjusted EBITDA to net income (loss). Adjusted EBITDA is defined as net income (loss) before net interest expense, other non-operating (income) expense, income taxes, depreciation, depletion, amortization, impairment of gas properties, unrealized (gains) losses on natural gas derivative contracts, Gain on the sale of the Alabama properties, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.